Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Andy Reif                                 Amy Cozamanis
AVP Pro Beach Volleyball Tour             Financial Relations Board
(310) 426-8000                            (310) 854-8314
areif@avp.com                             acozamanis@financialrelationsboard.com
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            SEC Declares AVP Resale Registration Statement Effective

LOS ANGELES - November 1, 2005 -AVP, Inc. (OTC: AVPN.OB) announced that its Securities Act resale registration statement covering 114,259,909 shares of common stock was declared effective today. The registration statement covers 114,259,909 shares of common stock that are currently outstanding, or may be issued upon exercise of rights to acquire the shares, that AVP previously sold to the selling securities holders in private transactions. AVP will not receive any proceeds of sales of the registered shares.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus included in the registration statement are available on the Securities and Exchange Commission's web site at www.sec.gov.

About the AVP Pro Beach Volleyball Tour, Inc.

AVP Pro Beach Volleyball Tour, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP staged 14 events throughout the United States in 2005. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.